Exhibit 10(d)

April 21, 2003

Mr. John N. Milne c/o United Rentals, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06830

Dear Mr. Milne:

This will evidence and confirm that the Compensation Committee of the Board of Directors of the United Rentals, Inc. (the “Company”) on April 21, 2003 approved the modifications set forth below to your existing compensation equity arrangements with the Company.

1.	You were granted in March 1998, and continue to hold, options to purchase 300,000 shares of United Rentals common stock at an exercise price of $21.9375 per share. The last day on which such options may be exercised is hereby extended until March 10, 2013.

2.	On June 5, 2001, you were granted 470,000 shares of restricted stock as provided in a Senior Restricted Stock Agreement dated as of June 5, 2001 (the “Grant Agreement”). The terms of such grant and the Grant Agreement are modified as follows:

2.1.	85,501 shares of such grant are fully vested effective immediately.

2.2.	The accelerated vesting provisions set forth below shall apply to the grant in addition to the vesting provisions provided for in the Grant Agreement. (The prices set forth below shall be adjusted to reflect any stock split, stock dividend or combination after the date hereof).

2.2.1.	if, while you are a Service Provider (as defined below), the average closing price of the Company’s common stock on the New York Stock Exchange for any 20 consecutive trading day period at any time is at least $15.00, there will immediately vest 235,000 shares (in addition to any shares that may have previously vested); and

2.2.2.	if, while you are a Service Provider, the average closing price of the Company’s common stock on the New York Stock Exchange for 20 consecutive trading day period at any time is at least $20.00, there will immediately vest all then unvested shares (this subsection being in addition to and cumulative with subsection 2.2.1).

2.3.	Award Shares (as defined in the Grant Agreement) that have not theretofore vested shall be forfeited if you cease to be a Service Provider, but only if the events resulting in your ceasing to be a Service Provider do not themselves vest the Award under the express provisions of Section 2 of the Grant Agreement. You will be deemed a “Service Provider” as long as you are either an employee, director or consultant of or to the

Company or its subsidiaries. The provisions of this subsection 2.3 replace and supersede in their entirety the provisions of Section 3 of the Grant Agreement.

2.4.	For all purposes of the Grant Agreement (including, without limitation, Sections 2(a), 2(b) and 2(c)), you will deemed to be “employed by the Company” as long as you are a Service Provider (whether or not you are actually an employee).

2.5.	The provisions of Section 5(e) of the Grant Agreement (limiting the brokerage firms through which you may sell your shares) are terminated.

2.6.	If any of your shares of restricted stock hereafter vest solely because of the new vesting triggers provided for in subsection 2.2.1 of 2.2.2, you agree that, without the Company’s consent, you will not sell such shares prior to January 1, 2005 (or, if earlier, the occurrence of any other event that would have caused such shares to vest without the new vesting triggers).

3.	The Company will at its cost (except as provided below): (i) continue to maintain the effectiveness of each registration statement on Form S-3 or Form S-8 that it has heretofore filed that covers the issuance of any securities to you or the resale of any securities that you or your affiliates hold or may hereafter acquire; (ii) upon your written request, promptly file and have declared effective such additional registration statements on Form S-3 or Form S-8 (or successor forms) as you or your affiliates require to register for resale any warrants, restricted stock or any other securities that you have heretofore acquired or may hereafter acquire from the Company (or have the right to acquire pursuant to options, warrants or convertible securities) and maintain the effectiveness of such registration statements; and (iii) upon your written request, promptly file such supplements or amendments to the registration statements referred to in the preceding two clauses as are required to update the information on plan of distribution or to name as a selling stockholder any transferee of the securities covered by such registration statement. If you transfer any securities to which the foregoing registration rights relate, you may assign to the transferee the foregoing rights to the extent such rights relate to the securities transferred. You will be responsible for any transfer taxes, underwriting discounts, or commissions of any kind attributable to your sale or transfer of shares pursuant to any registration statement. In connection with the Company’s obligations hereunder, you will cooperate with the Company by providing the Company with any reasonably required information concerning you or your share holdings that is not otherwise available to the Company.

4.	All existing agreements and grant instruments, to the extent inconsistent with the terms set forth herein, are modified by this letter agreement. In all other respects, such agreements and instruments remain unmodified and in full force and effect.

Please execute this letter below to acknowledge your agreement to the foregoing and please contact Joseph Sherk to arrange for the necessary withholding to be paid with regard to the vested Restricted Stock.

Sincerely,

Christian Weyer

Gerald Tsai

Confirmed and agreed to:

United Rentals, Inc.

By:

Name:	Joseph Sherk
Title:	Vice President, Corporate Controller

Confirmed and agreed to:

John N. Milne, for himself